UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
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             (Exact name of registrant as specified in its charter)

               Maryland                                  13-1890974
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

2 Paragon Drive, Montvale, New Jersey                      07645
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

9 3/8% Senior Quarterly Interest Bonds
                Due 2039                     New York Stock Exchange
--------------------------------------       -----------------------------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.                            [ x ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.                            [   ]

Securities Act registration statement file number to which this form relates:

333-80347
---------------------------------------------------------------- (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)

Item 1.   Description of Registrant's Securities to Be Registered.
          --------------------------------------------------------

          This registration statement on Form 8-A (this "Registration Statement") relates to the registration with the Securities and Exchange Commission (the "Commission") of $200,000,000 9 3/8% Senior Quarterly Interest Bonds Due 2039 (the "Bonds"). The Bonds are being issued in connection with an underwritten offering. The description of the Bonds to be registered hereunder is set forth under the caption "Description of the Bonds" in the Prospectus Supplement (File No. 333-80347, the "Prospectus Supplement") filed under Rule 424(b)(2) with the Commission on August 6, 1999 under the Securities Act of 1933, as amended, and is incorporated herein by reference.

          The registration statement of which the Prospectus Supplement is a part shall be deemed to be incorporated by reference into this Registration Statement.

Item 2.   Exhibits
          --------

1. The description of the Bonds under the caption "Description of the Bonds" in the Prospectus Supplement (incorporated by reference to the Prospectus Supplement).

2. Indenture, dated as of January 1, 1991, between The Great Atlantic & Pacific Tea Company, Inc. and The Chase Manhattan Bank (formerly known as Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company (incorporated by reference to Exhibit 4.1 of the Form 8-K of The Great Atlantic & Pacific Tea Company, Inc. dated as of January 1, 1991, File No. 1-4141).

3.       The form of the Bonds

                                    SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.


Date:  August  9, 1999           By:      /s/ R. Terrence Galvin
                                      -----------------------------------------
                                      Name:   R. Terrence Galvin
                                      Title:  Vice President and Treasurer

                                  EXHIBIT INDEX


Number    Description
------    -----------

  1 The description of the Bonds under the caption "Description of the Bonds" in the Prospectus Supplement (incorporated by reference to the Prospectus Supplement).

  2 Indenture, dated as of January 1, 1991, between The Great Atlantic & Pacific Tea Company, Inc. and The Chase Manhattan Bank (formerly known as Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company (incorporated by reference to Exhibit 4.1 of the Form 8-K of The Great Atlantic & Pacific Tea Company, Inc. dated as of January 1, 1991, File No. 1-4141).

  3       The form of the Bonds.

                                                                      Exhibit 3


                               [Face of Security]


UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (i) BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR (ii) BY A NOMINEE OF THE DEPOSITORY OR THE DEPOSITORY TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.                                                           CUSIP:  390064202


                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                 9 3/8% Senior Quarterly Interest Bonds Due 2039


Principal Amount:            Interest Rate:       Interest Payment Dates:
$                            9.375%               February 1, May 1,
                                                  August 1 and November 1,
                                                  commencing
                                                  November 1, 1999

Original Issue Date:         Maturity Date:       Regular Record Dates:
August 11, 1999              August 1, 2039       Close of business fifteen
                                                  days prior to each
                                                  Interest Payment Date

Interest Accrual Date:       Redeemable:          Denominations:  $25 and
August 11, 1999              Yes  X  No           multiple integrals of $25
                                 ---    ---

          The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (herein called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of DOLLARS on the Maturity Date specified above, and to pay interest thereon at the Interest Rate specified on the face hereof, as described herein.

          Payment of principal, and premium, if any, and interest on this Bond at the Maturity Date will be made, upon presentation of this Bond, in next day funds, at the Corporate Trust Office of the Trustee, or its successors, or at such other office or agency of the Company as may be maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of principal, and premium, if any, and interest may be made (subject to collection) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or may be made, at the option of the Company or if otherwise required by any Depository, by wire transfer of immediately available funds.

          REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS BOND SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

          Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Bond shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:            , 1999           THE GREAT ATLANTIC & PACIFIC TEA
                                      COMPANY INC.


                                   By:  _______________________________________
                                        Name:
                                        Title:


                                   Attest:


                                   By:  _______________________________________
                                        Name:
                                        Title:


                                   [Corporate Seal]


TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

                                   THE CHASE MANHATTAN BANK,
                                     as Trustee


                                   By:  _______________________________________
                                                 Authorized Officer

                              [Reverse of Security]

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                 9 3/8% Senior Quarterly Interest Bonds Due 2039

          This Bond is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of January 1, 1991 (such Indenture as originally executed and delivered and as thereafter supplemented or amended being herein called the "Indenture"), between the company and The Chase Manhattan Bank, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may be denominated in different currencies, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided in the Indenture. This Bond is one of the series designated on the face hereof (herein called the "Bonds").

          This Bond will bear interest from and including the date of issue or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for at the fixed rate per annum specified on the face hereof. Interest will be payable to the Person in whose name this Bond is registered at the close of business on the record date next preceding each Interest Payment Date; provided, however, that interest payable at the Maturity Date will be payable to the Person whom principal shall be payable. The record dates with respect to this Bond shall be the dates fifteen days prior to each Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          The Bonds are not subject to repayment at the option of the Holder prior to the Maturity Date. The Bonds are subject to redemption upon not less than 30 nor more than 60 days' notice at any time on or after August 11, 2004, as a whole or from time to time in part, at the election of the Company, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date of redemption.

          If as a result of: (A) any actual or proposed change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings; (B) any action taken by a taxing authority, which action is generally applied or is taken with respect to the Company; (C) a decision rendered by a court of competent jurisdiction in the United States, whether or not such decision was rendered with respect to the Company; or (D) a technical advice memorandum or letter ruling or other administrative pronouncement issued by the National Office of the United

States Internal Revenue Service, on substantially the same facts as those pertaining to the Company; which change, amendment, action, decision, memorandum, letter ruling or pronouncement becomes effective or is issued on or after the issue date of the Bonds, there is a substantial likelihood that the Company will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the Bonds, the Company at its option may redeem the Bonds in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount of the Bonds, together with interest accrued and unpaid to the date fixed for redemption. Notice of such redemption of the Bonds will be given to the Holders thereof not more than 60 nor fewer than 30 days prior to the date fixed for redemption.

          In the event of redemption of this Bond in part only, a new Bond or Bonds of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

          The Indenture permits, in accordance with its terms including certain exceptions as provided therein, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Bond.

          As set forth in, and subject to the provisions of, the Indenture, no Holder of any Security of a series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to such series, the Holders of not less than 25% in principal amount of the Outstanding Securities of such series shall have made written request to the Trustee to institute such proceeding in respect of such Event of Default in its own name as Trustee under the Indenture, and offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days of receipt of such notice and offer of indemnity; provided, however, that such limitations do not apply to a suit instituted by the Holder for the enforcement of payment of the principal of, premium, if any, or interest on any Security on or after the respective due dates expressed therein.

          If an Event of Default with respect to the Bonds shall occur and be continuing, the principal amount hereof may be declared due and payable in the manner and with the effect provided in the Indenture.

          No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Bond at the times, place and rate, and in the coin or currency, herein prescribed.

          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Bond is registrable in the Security Register, upon surrender of this Bond for registration of transfer at the office or agency of the Company in any Place of Payment duly endorsed, or accompanied by a written instrument of transfer in the form satisfactory to the Company and the Security Registrar duly executed, by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Bonds, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The Bonds are issuable only in registered form without coupons in minimum denominations of $25 and integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Bond is exchangeable for a like aggregate principal amount of Bonds of different authorized denominations as requested by the Holder surrendering the same.

          No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          The Company, the Trustee and any agent of the Company or Trustee may treat the Person in whose name this Bond is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Bond is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

          All terms used in this Bond, and not defined herein, which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

          This Bond shall be governed by, and construed in accordance with, the laws of the State of New York.

                               -------------------

          The following abbreviations, when used in the inscription on the face of the within Bond, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common         UNIF GIFT MIN ACT -
TEN ENT - as tenants by entireties     ____________ Custodian ___________ under
JT TEN - as tenants with right of          (Cust)                (Minor)
survivorship and not as tenants in     Uniform Gifts to Minor Act ____________
common                                                                (State)

Additional abbreviations may also be used though not in the above list.

                               FORM OF ASSIGNMENT


   FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

                     Please insert Social Security or other
                         identifying number of assignee

                         ------------------------------

         ---------------------------------------------------------------
                    (Name and Address of Assignee, including zip code, must be printed or typewritten)


         ---------------------------------------------------------------
         the within Bond, and all rights thereunder, hereby irrevocably constituting and appointing



-------------------------------- Attorney to transfer said Bond on the Security Register of the Company, with full power of substitution in the premises.

Dated:


                                -----------------------------------------------


          NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Bond in every particular, without alteration or enlargement or any change whatever.